Exhibit 3.1

FRANKLIN STREET PROPERTIES CORP.

ARTICLES OF AMENDMENT

Franklin Street Properties Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in its entirety Article VII and inserting in lieu thereof a new Article VII to read as follows:

“ARTICLE VII

BOARD OF DIRECTORS

Section 1.  Number of Directors.

The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors of the Corporation is currently seven, which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (“MGCL”).  At the annual meeting of stockholders of the Corporation held in 2020, each of the successors to the class of directors whose terms expire at the annual meeting of stockholders in 2020 shall be elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified; at the annual meeting of stockholders of the Corporation held in 2021, each of the successors to the class of directors whose terms expire at the annual meeting of stockholders in 2021, along with the successors to the directors elected at the 2020 annual meeting, shall be elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified; and beginning with the annual meeting of stockholders in 2022, all directors shall be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.  The names of the current directors who shall serve until their successors are duly elected and qualified are:

John N. Burke (class expiring 2021)

George J. Carter (class expiring 2020)

Brian N. Hansen (class expiring 2022)

Kenneth A. Hoxsie (class expiring 2021)

Dennis J. McGillicuddy (class expiring 2022)

Georgia Murray (class expiring 2020)

Kathryn P. O’Neil (class expiring 2021)

Section 2.  Removal of Directors.

A director may be removed from office only for cause based on a material breach of his duties or obligations to the Corporation, and then only by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast in the election of directors.

Section 3.  Filling Vacancies.

Should a vacancy on the Board of Directors occur or be created (whether arising through death, retirement, resignation or removal) other than through an increase in the number of authorized directors, such vacancy may be filled by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum.  A vacancy on the Board of Directors resulting from an increase in the number of directors may be filled by the affirmative vote of a majority of the entire Board of Directors.  Except as otherwise provided by the MGCL, a director so elected to fill a vacancy shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.”

SECOND:  The Charter is hereby amended by deleting therefrom in its entirety Section (b)(ii) of Article IX and inserting in lieu thereof a new Section (b)(ii) of Article IX to read as follows:

“(ii) Article VII, Section 2 (removal of directors); Article VIII, Section 2 (limitation of liability of officers and directors) and Section 3 (indemnification of officers and directors); and Article IX shall not be amended or repealed nor shall any provision be adopted which is inconsistent with any of the foregoing; and”

THIRD:  There has been no increase in the authorized stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH:  The foregoing amendment to the Charter has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FIFTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on this 14th day of May 2019.

ATTEST:	FRANKLIN STREET PROPERTIES CORP.

/s/ Scott H. Carter		/s/ George J. Carter
By:
Scott H. Carter		George J. Carter
Secretary		Chief Executive Officer